                                   EXHIBIT 2.1



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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           IPARTY RETAIL STORE CORP.,

                                  AS PURCHASER,

                                       AND

                           THE BIG PARTY CORPORATION,

                                    AS SELLER










                                    Dated as of August 2, 2000

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is dated as of August 2, 2000, by and among iParty Retail Store Corp., a corporation organized and existing under the laws of the State of Delaware ("iParty" or "Purchaser"), and The Big Party Corporation, debtor and debtor-in-possession under Chapter 11 Case No. 00-2852
(GMS), in the United States Bankruptcy Court for the District of Delaware ("Big Party" or "Seller"). In consideration of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      1.1 Specific Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

      "Accounts" shall have the meaning ascribed thereto in Section 2.1 (g) hereof.

      "Acquired Assets" shall have the meaning ascribed thereto in Section 2.1 hereof.

      "Acquired Locations" means the retail locations of Seller identified on Schedule A hereto and the Headquarters.

      "Adjustment Amount" means 2,000,000 multiplied by a fraction, the numerator of which is the Contribution of an Acquired Location for calendar 1999, and the denominator of which is $10,110,000.

      "Affiliate Obligations" means Seller's debt and other obligations and liabilities to affiliates and stockholders of Seller, and includes all interest, fees, costs and similar amounts payable by Seller in respect thereof.

      "Agency Agreement" means that Agency Agreement dated as of even date herewith between Big Party and the joint venture of Hilco Trading Co., Inc. and The Ozer Group, LLC, as in effect on the date hereof.

      "Aggregate Purchase Consideration" shall have the meaning ascribed thereto in Section 3.1 hereof.

      "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.


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      "American Greeting" means American Greeting Card Company, party to an agreement with Big Party.

      "American Greeting Card Agreement" means the agreement between Big Party and American Greeting.

      "Ancillary Documents" shall have the meaning ascribed thereto in Section
11.8 hereof.

      "Assignment and Assumption" shall mean an Assignment and Assumption of Leases, Contracts and other Assumed Obligations, as provided for in Section 10.2 hereof, executed and delivered by Purchaser and Sellers in accordance with Sections 10.2 and 10.3 hereof.

      "Assumed Contracts" shall mean those Contracts and, if applicable, the American Greeting Card Contract, assigned by Seller and assumed by Purchaser pursuant to Section 2.2 hereof.

      "Assumed Leases" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

      "Assumed Obligations" shall have the meaning ascribed thereto in Section
2.4 hereof.

      "Backstop Agreement" shall mean the Backstop Agreement between the Seller and Hilco Trading Co., Inc. and The Ozer Group LLC.

      "Bank Payment" shall have the meaning ascribed thereto in Section 3.2.

      "Bankruptcy Code" means Title 11, United States Code, sections 101-1330, as same shall be amended from time-to-time.

      "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over Big Party and its assets in the Chapter 11 Case.

      "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure as shall be promulgated by the Supreme Court of the United States, as same shall be applicable in the Chapter 11 Cases.

      "Bill of Sale" shall have the meaning ascribed thereto in Section 10.2 hereof.

      "Business" means the business of Seller involving the retail sale and distribution of party goods and related items in stores operated by Seller, together with such office operations operated by Seller as of the date hereof, but specifically not including the business of Seller (i) from the Excluded Locations and (ii) at Seller's warehouse and distribution facility in Quincy, Massachusetts.



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      "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which the banks in New York City are authorized or obligated by law or executive order to close.

      "Cash Amount" shall have the meaning ascribed thereto in Section 3.1 hereto.

       "Chapter 11 Case" means the pending case commenced by Big Party on June 23, 2000 under Chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court under docket no. 00-2852 (GMS).

      "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

      "Closing" means the consummation of the transactions contemplated herein in accordance with Article X hereof.

      "Closing Date" means the date on which the Closing shall occur, as more extensively discussed in Section 10.1 hereof.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Competitive Business" shall have the meaning ascribed thereto in Section 6.2(a) hereof.

      "Confidential Information" shall have the meaning ascribed thereto in
Section 6.2(a) hereof.

      "Contaminant" means any substance regulated under any Environmental Law as a pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or toxic substances under any Environmental Law.

      "Contracts" shall have the meaning ascribed thereto in Section 2.2(b) hereof.

      "Contract Rejection Option" shall have the meaning ascribed thereto in
Section 2.2(b)(ii) hereof.

      "Contribution" means the revenues of an Acquired Location for the relevant calendar year, as reported on the books and records of Seller, less cost of goods sold, store payroll, store occupancy costs and store non-payroll expenses for such Acquired Locations, as reported on the books and records of Seller or Purchaser, as applicable.



                                       3
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      "Cure Amount" shall have the meaning ascribed thereto in Section 2.4(a)
hereof.

      "Disclosure Schedule" means the disclosure schedules hereto, if any.

      "Earnout" shall have the meaning ascribed thereto in Section 3.6 hereof.

      "Employees" shall have the meaning ascribed thereto in Section 7.2 hereof.

      "Environmental Costs and Liabilities" means all Losses from any Claim, by any Person, whether based on contract, tort, or arising under or pursuant to any Environmental Law or a Release of a Contaminant into the environment, including any Remedial Action, any Lien in favor of any authority pursuant to any Environmental Law or any Order or agreement with any authority.

      "Environmental Law" means any Regulation which is related to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

      "Escrow Agent" shall have the meaning set forth in Section 3.2 hereof.

      "Estimated Cash Amount" shall have the meaning ascribed thereto in Section
3.2 hereof.

      "Estimated Inventory Amount" shall have the meaning ascribed thereto in
Section 3.2 hereof.

      "Estimated Purchase Consideration" shall have the meaning ascribed thereto in Section 3.2 hereof.

      "Excluded Assets" shall have the meaning ascribed thereto in Section 2.3 hereof.

       "Excluded Locations" shall mean these Seller retail locations which are not included within "Acquired Locations," including, without limitation, those locations that are represented by one or more Rejected Leases.

       "Fixtures and Equipment" shall have the meaning ascribed thereto in
Section 2.1(d) hereof.

      "General Balance" shall have the meaning ascribed thereto in Section 3.2 hereof.



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      "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise.

      "Headquarters" means Seller's corporate headquarters located at 1457 VFW Parkway, West Roxbury, Massachusetts 02132.

      "Hired Employees" shall have the meaning ascribed thereto in Section 7.2 hereof.

      "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any Indebtedness, and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness.

       "In Transit Inventory" shall have the meaning ascribed thereto in Section 2.1(a) hereof.

      "Inventory" shall have the meaning ascribed thereto in Section 2.1(a) hereto.

      "Inventory Amount" shall have the meaning ascribed thereto in Section 3.1 hereto.

      "Inventory Balance" shall have the meaning ascribed thereto in Section 3.2 hereof.

      "Inventory Valuation" shall have the meaning ascribed thereto in Section
3.2 hereof.

      "Lease Deposits" means any security deposits held or required under any Assumed Leases.

      "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

      "Losses" mean all liabilities of every kind, losses, costs, claims, judgments, awards, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.



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       "Order" means any decree, order, injunction, rule, judgment, consent of or by any court or governmental authority.

      "Ordinary Course of Business" means from and after the date of the parties' execution and delivery hereof, the Debtor shall continue to operate the Business in the same manner as conducted on the date of this Agreement, and (i) without any liquidation, close out, going-out-of-business or other deep discount sales at any of the Acquired Locations, (ii) as operating retail stores in a manner consistent with preserving the goodwill of the Business at the Acquired Locations as a going concern for the benefit of Purchaser, with Purchaser acknowledging that Seller has been limited in purchasing and stocking new inventory due to the Chapter 11 Case and restrictions on financing, and (iii) otherwise in the ordinary course with respect to markdown and promotional activities in the Business consistent with past practices in effect prior to filing of the Chapter 11 Case.

      "Permits" shall have the meaning ascribed thereto in Section 2.1(e) hereof.

      "Permitted Designee" shall have the meaning ascribed thereto in Section
11.9 hereof, but shall include, without limitation, iParty Retail Store Corp., a Delaware corporation.

       "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

       "Proprietary Information" shall have the meaning ascribed thereto in
Section 2.1(c) hereof.

      "Purchase Orders" means those contracts of Seller to purchase merchandise that, if owned by Seller on the date of the Closing would constitute Inventory, are included in Assumed Contracts under this Agreement.

      "Purchase Price" shall have the meaning ascribed thereto in Section 3.1 hereof.

      "Purchaser" means iParty Retail Store Corp. or any Permitted Designee thereof as permitted under this Agreement.

      "Recovery Claims" shall have the meaning ascribed thereto in Section 2.1(h) hereof.

       "Regulation" means any law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of any governmental authority.

      "Rejected Leases" shall have the meaning ascribed thereto in Section 2.3(d) hereof.


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      "Release" means any release, spill, emission, leaking, pumping, disposal, discharge, dispersal or migration into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by Sellers as at the Closing Date, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

      "Remedial Action" means all actions required under any applicable Environmental Law to (1) clean up, remove, treat or in any other way address Contaminants in the environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

      "Retail Value" shall have the meaning ascribed to such term in the Agency Agreement.

      "Sale Order" means that certain order(s) to be entered by the Bankruptcy Court in the Chapter 11 Case, as described in Section 8.7 of this Agreement, inter alia, approving the transactions contemplated by this Agreement.

      "Seller" shall have the meaning ascribed thereto in the Preamble of this Agreement.

      "Settlement Date" shall have the meaning ascribed thereto in Section 3.2.

      "Solicitation" and the "Terms and Conditions" contained therein means the Solicitation for Bids on Debtor's Retail Business Operations and Related Non-Cash Assets and Terms and Condition of Auction entered by the Bankruptcy Court in the Chapter 11 Case.

      "Store Cash Amount" shall have the meaning ascribed thereto in Section 2.1(j) hereof.

      "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, capital, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, and unemployment insurance contributions, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

      "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.



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      A "third party" means any Person other than Sellers, Purchaser or any of their respective affiliates.

      "Ticket Value" shall mean the ticket or SKU value of Inventory as marked for sale in the Acquired Locations.

      "Unassumed Liabilities" shall have the meaning ascribed thereto in Section
2.5 hereof.

      "Warehouse" means Seller's warehouse located on Washington Street, Quincy, Massachusetts.

      1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning through this Agreement.

      1.3 Other Definitional Provisions.

            (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) References herein to a specific Section, Subsection, Exhibit or Schedule shall refer, respectively, to Sections, Subsections, Exhibit or Schedules of this Agreement, unless the express context otherwise requires.

            (d) Wherever the word "include," or "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

                                   ARTICLE II

              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

      2.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the following assets owned by Seller on the Closing Date (wherever located) which relate to, and are necessary for, the continued operation of the Business, and all of Seller's right, title and interest therein and thereto on the Closing Date, free and clear of all liens, claims and encumbrances of whatever kind or nature, but not including those assets specifically excluded in
Section 2.3 hereof (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder shall be deemed included in the term "Acquired Assets" as used herein):



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            (a) The following inventories: (i) inventories of finished goods located at the Acquired Locations not including In Transit Inventory (which is covered in subsection (iii)), (ii) merchandise located at the Warehouse that constitutes Halloween repack for the Acquired Locations, and (iii) merchandise which either has been delivered to an Acquired Location [or the Warehouse] within the ten (10) days prior to the date hereof or is in transit to an Acquired Location or the Warehouse on the date hereof, in either case which has been paid for in full by Seller as identified on Schedule B hereto ("In Transit Inventory"); provided, however, that merchandise described in subsection (iii) shall only be included as "In Transit Inventory" if it is new party goods merchandise that was ordered and paid for by Seller within thirty (30) days prior to the date hereof (as more fully described in purchase orders provided by Seller and approved by Purchaser at or prior to the Closing), is every day merchandise generally saleable in the ordinary course within thirty (30) days of placement in a retail store and is of the type and quality sold by Seller in the Acquired Locations, in all cases contained in unopened shipping boxes accompanied by packing slips identifying the contents of such shipping boxes (collectively, "Inventory");

            (b) All right, title and interest in and to any and all intellectual property or other general intangibles owned and utilized by Seller, including, without limitation, all proprietary and licensed software and all contract rights relating thereto, all trademarks and trade names and all goodwill associated therewith, all copyrights, all telephone numbers of Seller, including all Headquarters and store telephone numbers at the Acquired Locations and any "800" or other toll free telephone numbers, all domain rights and internet website(s), and the name and mark "Big Party" and the goodwill associated therewith, including without limitation the registered trademarks and applications therefor set forth in Schedule 2.1(b) hereto;

            (c) All proprietary information ("Proprietary Information") in the possession, custody and/or control of Seller, including, but not limited to, any and all customer, supplier, and/or mailing lists, as well as all other proprietary information in the possession, custody and/or control of Seller affiliates associated with the Business. All Proprietary Information shall be delivered to Purchaser in its present form;

            (d) All (1) machinery, equipment, tools, owned vehicles, furniture, fixtures, furnishings, leasehold improvements, goods, and other tangible personal property owned by Seller which are used in the day-to-day operation or maintenance of the Business at (i) the Acquired Locations, and (ii) Seller's Headquarters, including in each case, but not limited to, any owned computer hardware and software and any store-related furniture, fixtures and/or equipment which are used in the day-to-day operation or maintenance of the Business (collectively, the "Fixtures and Equipment"), and (2) material and supplies (including packaging materials) located at the Acquired Locations and the Headquarters;

            (e) All licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like applicable in any way to the Business at the

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Acquired Locations and Headquarters to the extent the same are transferable by
Seller to Purchaser ("Permits");

            (f) Any and all rights of return, offsets, counterclaims (other than claims described in Section 2.3(j) below), deductions and unpaid allowances with respect to those vendors (a) from which the Inventory was acquired and (b) under Seller Purchase Orders which are included in Assumed Contracts;

            (g) Except as described in Section 2.1(h) below, all accounts and accounts receivable, net of any and all returns, credits for damaged and/or defective items, disputed amounts, and co-op or other advertising allowances of Seller (collectively, "Accounts");

            (h) All sums owing to Seller by any affiliate or shareholder of Seller and all Claims arising under Section 547 of the Bankruptcy Code (collectively, "Recovery Claims");

            (i) All prepaid assets and the Lease Deposits relating to the Acquired Locations and Headquarters that exist as of the date hereof or are created for the benefit of Seller after the date hereof;

            (j) All cash in each cash register located in each Acquired Location ("Store Cash Amount"); provided, however, that the Purchase Price shall be increased by an amount equal to the Store Cash Amount, provided, further, Seller and Purchaser agree that they shall each use their respective good faith best efforts to reconcile and determine the amount of cash on hand in each of the referenced Acquired Locations as of the Closing Date within the time periods stated in Section 3.5 hereof;

            (k) To the extent relating to the Business at the Acquired Locations or the Headquarters, all books, records, manuals, information, computer files and similar materials, except for those records identified in Section 2.3(c) hereof; and

            (l) Any insurance recoveries relating to the Acquired Assets and any and all other assets that are necessary for the continued conduct of the Business at the Acquired Locations and the Headquarters.

      2.2 Assignment of Leases, Licenses, Contracts, Purchase Orders and Certain Claims. Subject to the terms and conditions set forth in this Agreement, including, but not limited to this Section 2.2, Seller will assume and assign and transfer to Purchaser, effective as of the Closing Date, all of Seller's right, title and interest in and to, and Purchaser will take assignment of, the following rights and interests that are exclusively used in connection with, or relate exclusively to, the Business, with such assignment and transfer to be free and clear of any and all liens, claims and encumbrances of whatever kind or nature (and the right, title and interest of Seller under all of the following shall be deemed included in the term "Acquired Assets" as used herein):

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            (a) All leases for the real property locations which constitute the
Acquired Locations and the Headquarters, except for those leases which are not acquired by Purchaser as provided for in this Agreement or which are a Rejected Lease (the "Assumed Leases"), provided, however, that Purchaser shall have the right to terminate this Agreement in the event the Bankruptcy Court does not authorize Seller's assumption and assignment to Purchaser under the Sale Order of at least 30 leases at Acquired Locations and of the lease for the Headquarters.

            (b) Any and all executory contracts, unexpired leases, and other contractual rights of Seller, concerning and/or necessary to the continued day-to-day operations or maintenance of the Acquired Locations, the Headquarters or the Business acquired by Purchaser, except for (A) those executory contracts, unexpired leases and other contractual rights identified as Excluded Assets in
Section 2.3 hereof, (B) the American Greeting Card Agreement, which is provided for in subsection (c) below), or (C) which constitute automobile leases; or (D) software licenses; as each of same shall be designated by the Purchaser in the manner and at such times as are provided for herein (collectively, the "Contracts"); provided however,

                  (i) at or prior to the Closing, Seller (A) shall provide Purchaser with a schedule identifying the Contracts, which schedule shall be made part hereof, as Schedule 2.2(b)(i), at the Closing and (B) shall not reject the Contracts pending the exercise or non-exercise by Purchaser of the Contract Rejection Option;

                  (ii) the Purchaser shall have the right through and including the date that is sixty (60) days after the Closing to determine not to acquire any Contract by way of assumption and assignment by the Seller (the "Contract Rejection Option");

                  (iii) with respect to those Contracts that constitute personal property leasing contracts, pending Purchaser's exercise or non-exercise of the Contract Rejection Option Purchaser shall be granted a license to use any and all such agreements and property, which shall be at Purchaser's cost and expense in an amount equal to the per diem occupancy charges under such Contracts; provided however, that to the extent that Purchaser designates any Contract as a Contract which Purchaser has elected not to acquire by way of assumption and assignment by Seller, Purchaser's obligations under this Section 2.2(b)(iii), with respect to the Contracts so designated, shall terminate ten (10) days after delivery of written notice of such designation to Seller; and

                  (iv) the Seller's (A) curing any pre-assumption/assignment defaults under any Assumed Leases and Assumed Contracts which are assumed by Seller and assigned to Purchaser hereunder, and (B) restoring any deficiencies in Lease Deposits under the Assumed Leases shall each be conditions to Purchaser's agreement to assume any such Contracts or Leases as herein provided; and

            (c) At Purchaser's option, to be exercised at or prior to Closing, the American Greeting Card Agreement (but without the right to exercise the Contract Rejection Option);

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provided however, that if on or prior to Closing Seller provides to Purchaser a written agreement from American Greeting that a specified amount of credit for the purchase of party goods inventory (the "American Greeting Credit"), which American Greeting Credit is now available to Seller under the American Greeting Card Agreement, (i) is transferable to Purchaser, and (ii) can be utilized by Purchaser without time restriction for the purchase of party goods items from American Greeting and any of its subsidiaries, then at Closing Seller will assign and transfer to Purchaser, and Purchaser will take assignment of, the American Greeting Card Agreement (without the right to exercise the Contract Rejection Option).

      2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller, as well as any other assets not defined as Acquired Assets, shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets":

            (a) Any capital stock held by Seller or any other affiliates of Seller;

            (b) Subject to Section 2.1(j) hereof, cash and cash equivalents; provided that Purchaser and Seller agree that in the event either of them receive any cash or cash equivalents that properly constitute the property of the other in accordance with the terms of this Agreement, such cash or cash equivalents as shall be the property of the other party to this Agreement shall be held by its recipient in trust for the other, and further shall be accounted for and paid over to the other party promptly after its receipt;

            (c) Any and all corporate records, including all of Seller's corporate seal(s), charter, by-laws, minute books and other corporate governance documents;

            (d) Any Contracts and/or Purchase Orders that do not constitute Assumed Contracts pursuant to Section 2.2(b) hereof, including, without limitation, (i) leases for the Excluded Locations, (ii) leases for one or more Acquired Locations but which are not assigned by Seller and assumed by Purchaser due to failure to obtain approval in the Sale Order ("Rejected Leases"), (iii) contracts relating to the Excluded Locations or any Acquired Locations identified in subsection (ii) hereof and (iv) any other Contracts or Purchase Orders not purchased and assumed by Purchaser under any provision of this Agreement, including, without limitation, under Sections 2.2(b), 2.2(c), 3.3(b) and 8.6;

            (e) Any inventory (other than Halloween repack at the Warehouse and designated for the Acquired Locations), fixtures, equipment or other assets located at any of the Excluded Locations or as otherwise provided for in the Agency Agreement;

            (f) Any refunds or claims for refunds of income or corporate taxes;

            (g) Any life insurance policies and proceeds thereof owned by Seller;

            (h) Any governmental rebates or refunds due or which may become due to Seller pursuant to any federal or state sales, customs or excise tax laws;

            (i) All Claims and causes of action (A) arising under Sections 544, 548, 549, 550 and 553 of the Bankruptcy Code (the "Avoidance Actions") and (B) arising under or related to any of the Excluded Assets;

            (j) Such other items mutually agreed upon by Seller and Purchaser;
and

            (k) Such items not otherwise provided for in this Agreement designated by Purchaser as Excluded Assets prior to or within sixty (60) days after Closing, provided that there shall be no adjustment to the Purchase Price with respect to any such exclusion.

      2.4 Assumed Obligations. At the Closing, except as provided in Section 2.3 and/or in Section 2.5 hereof, Purchaser shall assume, and agree to pay, perform, fulfill and discharge the following additional obligations of the Seller:

            (a) Those obligations which are required to be performed after the Closing Date under the Assumed Contracts from and after the date of the Closing; provided, however, Seller shall pay any amounts due to any and all non-Seller parties to any Assumed Contracts and Assumed Leases in respect of any cure amount as established by the Sale Order ("Cure Amount") under Section 365(b) of the Bankruptcy Code or otherwise, which Cure Amount, together with all deficiencies in Lease Deposits under the Assumed Leases, shall be itemized by Seller prior to Closing as Schedule 2.4(a) hereto, subject to the limitations contained in Section 2.2(b)(iv) hereof, and shall restore any deficiencies in Lease Deposits under the Assumed Leases;

            (b) Those obligations relating to accrued but unused vacation and sick leave of Hired Employees of Seller (or any of them) hired by Purchaser at Closing; provided, however, following the Closing, subject to Section 7.2 hereof, Purchaser may establish such policies and procedures in respect of Hired Employees vacation and other employee-related policies post-Closing as Purchaser shall deem appropriate, in its discretion; and

            (c) Gift certificates issued by Seller in the ordinary course prior to the Closing, which have not yet been redeemed and which, pursuant to applicable law, are required to be honored by issuer.

      The amounts set forth in this Section 2.4(a) - (c) are collectively defined herein as the "Assumed Obligations."

      2.5 No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any executory contracts, unexpired leases, and other contractual rights of Seller, Purchaser will not assume any obligation of Seller, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither

Purchaser nor any of its affiliates shall assume, and shall not be deemed to have assumed, other than as specifically set forth in Article II hereof, any debt, claim, obligation or other liability of Seller or any of its affiliates whatsoever, including, but not limited to, (i) any Environmental Costs and Liabilities for any act, omission, condition or event caused by or attributable to Seller to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Costs and Liabilities relating in any manner to Seller's direct or indirect handling, transportation or disposal of any Contaminants, (ii) any of Seller's liabilities in respect of Taxes, except as expressly provided in Section 11.11(b) hereof, (iii) any investment banking, financial advisory, brokers or finders fees arising by reason of Seller's dealings with brokers or other third parties, or other liability of Seller for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, (iv) any Indebtedness, (v) any obligations or liabilities for Seller's Employees, including severance, termination pay, pension, profit sharing or any other employee benefit plans, compensation or retiree medical and other benefits and obligations, except to the extent otherwise provided in Sections 2.4(b) and 7.2 hereof, or any obligation, claim or amount under the Workers Adjustment and Retraining Notification Act ("WARN Act"), (vi) any obligation or liability arising as a result of or whose existence is a breach of Seller's representations, warranties, agreements or covenants contained in this Agreement or otherwise, (vii) any Excluded Assets,
(viii) any Affiliate Obligations, (ix) any liability subject to compromise, except to the extent same constitutes an Assumed Obligation, and (x) rebates, allowances, deductions and/or price discrepancies relating in any manner to products sold in pursuit of the Business prior to the Closing Date (collectively, "Unassumed Liabilities"). Disclosure of any obligation or liability on any schedule to this Agreement shall not create an Assumed Obligation or other liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Article II hereof.

                                   ARTICLE III

                           PURCHASE PRICE AND PAYMENT

      3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Purchaser (the "Purchase Price") in respect of, inter alia, the Acquired Assets, the Assumed Leases and Assumed Contracts, among others, at such times and in such manner as shall be set forth herein, shall be comprised of the items set forth in subsections (a) - (b) below, subject to adjustment as provided in this Agreement:

            (a) Purchaser shall pay Seller (or its designee), upon such schedule and such terms as are set forth in Section 3.2 hereof, a sum equal to the aggregate of the following:

                  (i) One Million Five Hundred Thousand Dollars ($1,500,000);

                  (ii) Twenty five percent (25%) of the Retail Value of all Inventory other than In Transit Inventory, to be counted and calculated in accordance with the inventory taking, instructions, pricing and related provisions of Section 5 of the Agency Agreement (with all references therein to the Agent being deemed to refer for purposes hereof to Purchaser), provided however, that at Purchaser's option, to be exercised or waived by Purchaser in its sole discretion, the aggregate Ticket Value of such Inventory shall not be less than $7,000,000 and shall not be greater than $9,000,000;

                  (iii) Seller's cost of all In Transit Inventory as evidenced by the applicable purchase orders and invoices therefor;

                  (iv) The Store Cash Amount; and

                  (v) Fifty Percent (50%) of the American Greeting Credit; and

            (b) Purchaser's assumption of the Assumed Liabilities.

      The aggregate of the items listed in subsections (i), (iv) and (v) shall be referred to as the "Cash Amount," the aggregate of the items listed in subsections (ii) and (iii) shall be referred to as the "Inventory Amount," and the aggregate of the Cash Amount and the Inventory Amount shall be referred to collectively as the "Aggregate Purchase Consideration".

      3.2 Payment of Purchase Price; Escrow.

      (a) Provided that (i) the Agency Agreement shall have closed and the Agent thereunder shall have made the initial payment due thereunder, (ii) there is no event of default by Seller hereunder and (iii) no condition which would prevent or excuse Purchaser from closing hereunder is then in effect, if the Closing does not occur on or before August 11, 2000 through no fault of Seller, unless otherwise agreed to by the parties, on August 11, 2000 Purchaser will authorize the Deposit Escrow Agent to release and pay the Deposit directly to Seller's lender and shall provide Seller with such additional sums, payable directly to Seller's lender, as may be required, not to exceed $500,000, to pay off Seller's lender in full (such released Deposit and such additional payment are together herein called the "Bank Payment"). If Purchaser does not release the Deposit or make such additional payment, Purchaser agrees to pay at Closing, as an additional adjustment to the Purchase Price, the amount of Seller's accrued interest on the balance owed its lender for the period from August 11, 2000 to the date of Closing. In the event Purchaser makes the Bank Payment, but this Agreement does not subsequently close, Seller will repay the amount of the Bank Payment at the time of and out of the first payments to the Seller under the Backstop Agreement, and hereby grants Purchaser a security interest in any such payments coming due under the Backstop Agreement to secure this obligation, and will execute and file UCC financing statements evidencing such security interest at the time of payment of the Bank Payment.

      (b) Prior to Closing, Purchaser and/or Seller shall make a good faith estimate of the Cash Amount (the "Estimated Cash Amount") and the Inventory Amount (the "Estimated

Inventory Amount"), in each case taking into account the adjustments provided for in this Agreement (collectively, the "Estimated Purchase Consideration") and shall notify the other party, in writing, of such estimate. At Closing, Purchaser shall pay by wire transfer of immediately available funds to Purchaser an amount equal to the sum of (A) one hundred percent (100%) of the Estimated Cash Amount less the General Balance and (B) seventy five percent (75%) of the Estimated Inventory Amount, less the Deposit or, if applicable, the Bank Payment. Also at Closing, (a) the amount of One Hundred Thousand Dollars ($100,000) from the Estimated Cash Amount (the "General Balance") shall be held for payment to Purchaser of any adjustments to the Purchase Price provided for in this Agreement other than those adjustments relating to the Inventory Valuation, and the remainder, if any, shall be paid to Seller on January 31, 2001 (unless the Seller shall have closed its pending Case in the Bankruptcy Court prior thereto in which event such date will be December 31, 2000 (such applicable date is herein called the "Settlement Date"); provided, however that, if final bills (for any items, charges or payments which are subject to adjustment out of the General Balance) have not been received from the lessors under the Assumed Leases and Assumed Contracts by the Settlement Date, the parties shall make a good faith estimate of any additional amounts payable by Seller and such amount shall be deducted from the final payment due Seller and shall be paid to Purchaser on the Settlement Date), and (b) the remaining portion of the Estimated Inventory Amount (the "Inventory Balance") shall be held for payment to Purchaser of any adjustments to the Purchase Price provided for in this Agreement relating to the Inventory Valuation, and the remainder, if any, shall be paid to Seller within three (3) business days after completion of valuation of the Retail Value of Inventory (the "Inventory Valuation"), as provided for in Section 3.1(a)(ii) hereof.

            (c) At Closing, Purchaser shall either (i) deposit with Traub, Bonacquist & Fox L.L.P. ("Escrow Agent") the General Balance and the Inventory Balance, each to be held pending completion and acceptance of all adjustments provided for herein (with respect to the General Balance), and the Inventory Valuation (with respect to the Inventory Balance), or (ii) post letters of credit in form and substance reasonably satisfactory to Seller in such amount to secure payment of the Inventory Balance and the General Balance. Any funds deposited with the Escrow Agent hereunder shall be reference to as the "Escrow."

            (d) From time to time following Closing, Purchaser may notify the Escrow Agent (with a copy to Seller) that, pursuant to the adjustment and proration provisions of this Agreement, all or a portion of the General Balance is payable to Purchaser. Purchaser may provide such notice to Escrow Agent with respect to an item to be paid by Purchaser directly, which is partially attributable to Purchaser and partially attributable to Seller. Within ten (10) days of receipt of such notice, if Escrow Agent has received no objection from Seller, it shall distribute to Purchaser from the Escrow the amount specified in such notice. On the Settlement Date, any Escrow remaining and attributable to the General Balance shall be paid to Seller. If letters of credit are provided, on the Settlement Date Purchaser shall pay the General Balance due, after adjustment (in which event the letters of credit will be released back to Purchaser), or, if Purchaser fails to make such payment on such date, Seller may draw under the letters of credit for the General Balance due, after adjustment, to it.

            (e) Upon notice from Purchaser (with a copy to Seller) of completion of the Inventory Valuation, if funds are deposited in escrow, if it has received no objection from Seller, the Escrow Agent shall distribute to Purchaser the amount of the Escrow equal to any portion of the Inventory Balance as the Inventory Valuation indicates is payable to Purchaser, and the remaining Escrow funds, if any, to Seller. If letters of credit are provided, Purchaser shall pay the Inventory Balance due, after adjustment, within three business days following the completion and acceptance of the Inventory Valuation (in which event the letters of credit will be released back to Purchaser), or, if Purchaser fails to make such payment within such time period, Seller may draw under the letters of credit for the Inventory Balance due, after adjustment, to it.

            (f) For purposes of this Agreement, adjustments to the General Balance may include amounts that are payable as Cure Amounts or are required to restore any deficiencies in Lease Deposits under Assumed Leases (and thus in either case the responsibility of Seller), but which are paid by Purchaser after Closing.

            (g) Any disputes between Purchaser and Seller regarding calculation of adjustments under this Agreement and payments to be made from the General Balance or the Inventory Balance, shall be resolved by the mechanism provided for in Section 3.5 hereof.

            (h) If after payment and application of all portions of the Purchase Price under this Section 3.2, including by application of any or all of the Escrow, the aggregate amounts paid by Purchaser to Seller hereunder is less than the Aggregate Purchase Consideration, as adjusted hereunder, on the Settlement Date Purchaser shall pay any such shortfall to Seller by wire transfer of immediately available funds.

      3.3 Adjustments to Aggregate Purchase Consideration. The Aggregate Purchase Consideration is subject to adjustment as follows:

            (a) Seller shall be responsible for fifty percent (50%) of the cost of conducting the Inventory Valuation, which amount shall be deducted from the Aggregate Purchase Consideration;

            (b) Within fifteen (15) business days of the Closing, Purchaser shall in good faith determine the cost of repair or replacement of any real or personal property located at the Acquired Locations or subject to an Assumed Contract, required to restore such real or personal property to a condition consistent with operation of the Acquired Locations as retail facilities, and the Aggregate Purchase Consideration shall be reduced by the amount so determined in excess of $25,000 per Acquired Location, provided however, that the Aggregate Purchase Consideration shall not be reduced by more than $75,000 for all Acquired Locations and provided further that if the cost of such repair or replacement with respect to an individual

Acquired Location exceeds $100,000, Purchaser may elect not to assume the Lease with respect to such Acquired Location and any such Lease shall cease to be included in the term "Assumed Leases" and shall be treated as a "Rejected Lease" for all purposes of this Agreement;

            (c) An amount equal to the Adjustment Amount for each of the Rejected Leases shall be deducted from the Aggregate Purchase Consideration;

            (d) Adjustments required pursuant to Section 8.6 shall be made; and

            (e) An amount equal to accrued vacation and sick leave time payable with respect to Hired Employees as of the Closing Date, assumed by Purchaser pursuant to Section 2.4(b) hereof, shall be deducted from the Aggregate Purchase Consideration.

            3.4 Prorations. Except as otherwise provided in this Agreement with respect to items allocable exclusively to Seller or Purchaser, to the extent that any of the items listed below in this Section 3.4 are paid by Seller prior to the Closing or are payable by Purchaser or the Seller after the Closing Date, such items shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Purchaser, including without limitation by offset to the General Balance held in escrow to the extent that Purchaser shall pay) that portion of such of the foregoing relating or attributable to periods prior to the Closing Date and Purchaser shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of the foregoing relating or attributable to, periods on or after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Seller's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination, with final settlement to be made no later than The Settlement Date. If as a result of any such settlement in accordance with the preceding sentence Purchaser is owed an amount from Seller, Purchaser shall have the right in its sole discretion to be reimbursed for such amount out of the Escrow Amount. Such prorated items shall include: (a) personal property, real estate, retail sales, occupancy and water Taxes, if any, on or with respect to the Business, the Acquired Assets and/or the Assumed Obligations notwithstanding the date of the assessment of such Taxes; (b) insurance premiums of any policies acquired by Purchaser at Closing; and (c) any and all other expenses customarily subject to proration in connection with the sale and purchase of assets and not otherwise provided for herein. Seller and Purchaser agree to furnish each other with such documents and other records as each party reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4. The proration and adjustment process provided in this Section 3.4 shall also include an adjustment of cash received by Purchaser or Seller (as the case may be) to which the other is entitled pursuant to the provisions of Sections 2.1 and 2.3 above, but shall not include an adjustment for security and other deposits heretofore paid by Seller to third parties.

      3.5 Procedure for Purchase Price Calculation and Payment. Purchaser and/or Seller shall prepare a written schedule as soon as practicable after the Closing setting forth the calculation of the Aggregate Purchase Consideration as provided for in Section 3.1(a) and 3.3. Seller and Purchaser hereby agree to use their diligent, good faith efforts to effectuate and finalize the calculation of the Aggregate Purchase Consideration and other adjustments contemplated by this
Article III within 60 days following the Closing Date, to the extent information is available as of such date, and in no event later than the Settlement Date. In the event that the calculation of the Purchase Price and all such other adjustments have not been finalized and effectuated within 15 days after the expiration of the relevant calculation period, either party may submit the matter to the Bankruptcy Court for resolution.

      3.6 Earnout.

            (a) With respect to calendar years 2001, 2002 and 2003, Purchaser shall pay an "Earnout" to Seller, calculated as follows:

                  (i) With respect to the actual results of operations for calendar year 2001, Purchaser shall pay Seller twenty percent (20%) of the Contribution of the Acquired Locations in excess of Ten Million Dollars ($10,000,000), as such amount may be adjusted as provided below (the "Floor Amount"), up to a maximum of $250,000 (the "2001 Earnout Amount");

                  (ii) With respect to the actual results of operations for calendar year 2002, Purchaser shall pay Seller twenty percent (20%) of the Contribution of the Acquired Locations in excess of the Floor Amount up to a maximum of $250,000 plus the positive difference, if any, between $250,000 and the 2001 Earnout Amount (the "2002 Earnout Amount"); and

                  (iii) With respect to the actual results of operations for calendar year 2003, Purchaser shall pay Seller twenty percent (20%) of the Contribution of the Acquired Locations in excess of the Floor Amount up to a maximum of $250,000 plus the positive difference, if any, between $500,000 and the aggregate of the 2001 and 2002 Earnout Amounts (the "2003 Earnout Amount").

            (b) "Contribution" (as referenced in section 3.6(a)) shall be calculated in a manner consistent with the method by which Big Party computed the calendar 1999 store contribution, which totaled approximately $10 million for the Acquired Locations, a copy of which is attached hereto as Exhibit 3.6(b).

            (c) All Earnout payments will be made within ninety (90) days of the end of the relevant calendar year and will be accompanied by a report evidencing the basis for the calculation of the relevant Earnout Amount. If the aggregate of the three Earnout payments is less than Two Hundred Fifty Thousand Dollars ($250,000) (the "Shortfall"), then ninety (90) days after the end of calendar year 2003 Purchaser shall pay Seller the Shortfall, in addition to any 2003 Earnout Amount otherwise payable.

            (d) If during any of the relevant calendar years the retail operations at an Acquired Location are discontinued (a "Discontinued Location"), the Floor Amount shall be reduced by an amount equal to the product of (A) the quotient of (i) Contribution of the Discontinued Location for the calendar year 1999, divided by (ii) total Contribution of all Acquired Locations for calendar year 1999, times (B) the then applicable Floor Amount. This adjustment calculation shall be made with respect to any Rejected Leases.

            (e) Any dispute between Seller and Purchaser regarding the calculation of any Earnout Amount that has not be resolved between the parties within sixty (60) days shall be resolved in accordance with the dispute resolution procedures contained in Section 3.5.

      3.7 Deposit. Purchaser has previously deposited with Escrow Agent the amount of $100,000 (the "Initial Deposit"). Promptly after entry of the Sale Order, Purchaser shall deposit with the Deposit Escrow Agent such amount as, when added to the Initial Deposit, equals ten percent (10%) of the Estimated Purchase Consideration and, as so supplemented, the Initial Deposit shall be referred to as the "Deposit." The Deposit shall be held and disbursed by the Deposit Escrow Agent in accordance with paragraph 10 of the Terms and Conditions of the Solicitation. Seller's sole and exclusive remedy and recourse against Purchaser for any breach or default by Purchaser hereunder is limited to retention of the Deposit then paid hereunder.

      3.8 Further Assurances. From time to time after the Closing and without further consideration, (a) Seller, upon the request of Purchaser and at Seller's expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, provided that (i) Seller shall not be required to execute or deliver any document or instrument pursuant to this Section 3.8 which includes any provision(s) which impose obligations upon the Seller which are greater than those imposed upon Seller under the other provisions of this Agreement or the documents executed pursuant hereto and (ii) in no event shall Seller be required to incur any material cost or expense in the performance of its obligations under this Section 3.8 (it being understood that Purchaser shall in any event be entitled to require Seller to take such action as Seller would otherwise be required to take pursuant to this Section 3.8 but for the cost thereof by providing to Seller the amount Seller reasonably anticipates incurring in excess of immaterial costs and expenses of taking such action), and (b) Purchaser, upon the request of Seller and at Purchaser's expense, shall execute and deliver such documents and instruments of assumption as Seller may reasonably request in order to confirm Purchaser's liability for the obligations under the Assumed Obligations or otherwise more fully consummate the transactions contemplated by this Agreement; provided that (i) Purchaser shall not be required to execute or deliver any document or instrument pursuant to this Section 3.8 which includes any provision(s) which impose obligations upon the Purchaser which are greater than those imposed upon

Purchaser under the other provisions of this Agreement or the documents executed pursuant hereto, and (ii) in no event shall Purchaser be required to incur any material cost or expense in the performance of its obligations under this
Section 3.8 (it being understood that notwithstanding the foregoing, Seller shall in any event be entitled to require Purchaser to take such action as Purchaser would otherwise be required to take pursuant to this Section 3.8 but for the cost thereof by providing to Purchaser the amounts Purchaser reasonably anticipates incurring in excess of immaterial costs and expenses in taking the action).

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as of the date of this Agreement and the Closing Date, as follows:

      4.1 Due Incorporation; Good Standing. Seller is a corporation duly incorporated under the laws of the states or provinces of its incorporation, and is in good standing thereunder as of the date hereof and as of the Closing.

      4.2 Consents. To the best of Seller's knowledge, formed after reasonable inquiry, except for consents, approvals or authorizations of, or filings with the Bankruptcy Court, no notice to, filing with, authorization of, exemption by, or consent of any governmental authority is required in order for Seller to consummate the transactions contemplated hereby.

      4.3 Title to and Condition of Properties. At and as of the Closing Date, Seller will have good and marketable title to, or a valid leasehold or license interest in, and will have, subject to the entry of the Sale Order for which no stay has been obtained, the right to sell, convey, transfer, assign and deliver to Purchaser, free and clear of all liens, interests and encumbrances of whatever kind or nature, the Acquired Assets, including, but not limited to, the Assumed Leases and the Assumed Contracts. At and as of the Closing Date, the Bill of Sale and the Assignment and Assumption will be effective to vest in Purchaser good and valid record and marketable title to the Acquired Assets, including, but not limited to, the Assumed Leases, the Assumed Contracts and all of the Inventory on hand at each of the Acquired Locations. As of the Closing Date, Seller will have good and marketable title to, and will have the right to sell, convey, transfer, assign and deliver to Purchaser its interest in the Proprietary information.

      4.4 Contracts. To the best of Seller's knowledge, formed after reasonable inquiry, incorporated into Schedule 2.2(b)(i) hereof is a true and complete list of all material Contracts (i.e., contracts under which Seller would be required to pay $10,000 or more annually to another party) as of the date hereof to which a Seller is party and which relates exclusively to the Business, or to which any of the Acquired Assets or Assumed Obligations are subject.

      4.5 Brokers. Seller has incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

      4.6 Additional Representations and Warranties of Seller. (a) Seller has maintained its pricing files relating to the Business in the Ordinary Course of Business, and prices charged to the public for goods (whether in-Stores, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein. All pricing files and records requested by Purchaser relative to the Inventory have been and will continue to be made available to Purchaser. All such pricing files and records requested by Purchaser and agreed to be supplied by Seller are and shall continue to be true and accurate in all material respects as to the actual cost to Seller for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein.

            (b) Seller has not since June 23, 2000, and shall not have up to the Closing Date, (i) marked up or raised the price of any items of Inventory (except for price/cost adjustments or chain wide price adjustments in the Ordinary Course of Business), or removed or altered any tickets or any indicia of clearance or reduced price merchandise or (ii) conducted any non-ordinary course promotional activity. Prior to the Closing Date, Seller shall have implemented all normal course permanent and hard markdowns in the Ordinary Course of Business.

            (c) Seller shall ticket or mark all items of Inventory received at the Acquired Locations and any warehouse or distribution center after the date hereof but prior to the Closing Date in a manner consistent with similar inventory located thereat and in accordance with Seller's historic practices and policies relative to pricing and marking of inventory.

            (d) All point of sale activity in the Business has occurred and will occur up to the Closing Date in the Ordinary Course of Business.

            (e) To the best of Seller's knowledge, all Merchandise Inventory and all merchandise that is the subject of Seller's Purchase Orders is in compliance in all material respects with all applicable U.S. federal, state, or local product safety laws, rules and standards, and customs regulations where applicable, and has or will be manufactured and produced in conformity with all applicable U.S. federal, state, or local child labor and other similar laws, rules and standards.

            (f) Seller has paid and will continue to pay subject to any applicable Orders of the Bankruptcy Court, through the Closing Date, (i) all self-insured or self-funded employee benefit programs for Employees of the Business, including health and medical benefits and insurance and all proper claims made in accordance with such programs, (ii) all casualty, liability, workers' compensation and other insurance premiums, and (iii) all applicable employment Taxes.

            (g) Seller shall not have intentionally taken, and shall not intentionally take through and including the Closing Date, any actions to increase the cost of operating the Business, including, without limitation, increasing salaries or other amounts payable to Employees, except to the extent such action is in the Ordinary Course of Business.

            (h) Seller has and shall continue through and including the Closing Date to operate the Business in the Ordinary Course of Business.

            (i) Seller is not a party to any collective bargaining agreement covering any of the Employees of the Business and no labor union represents any such Employees.

            (j) To the best of Seller's knowledge, formed after a reasonable inquiry, the amounts reflected on Schedule 2.4(a) reflect the aggregate amount of Cure Amounts and any deficiencies in Lease Deposits under the Assumed Leases that Seller would be obligated to pay for its pre-assumption arrears under the Contracts.

            (k) All representations and warranties of Seller relating to the Inventory made in Section 11 of the Agency Agreement are hereby incorporated by reference herein.

      4.7 Inventory. As of the date of the execution and delivery hereof and as at the Closing, Seller's books and records fairly and accurately reflect and represent (i) the retail price of the Inventory, and (ii) the sales of Inventory.

      4.8 Employees. The information regarding the employees currently employed at the Acquired Locations and the Headquarters, including compensation, bonus, benefit, length of service and other terms of employment for such employees, provided by Seller to Purchaser prior to the date hereof is true and complete as of the date hereof.

      4.9 Registered Trademarks. Schedule 2.1(b) contains a true, correct and complete listing of all registrations and pending applications for trademarks owed and used by Seller in operation of the Business.

      4.10 Duration. Unless otherwise specifically provided herein, Seller's representations and warranties in this Article IV shall expire on that date that is six (6) months after the Closing Date.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      5.1 Purchaser represents and warrants to Seller as follows:

            (a) Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as now being conducted. Purchaser has received the approval of Purchaser's Board of Directors to execute, deliver and perform this Agreement and all writings relating hereto, and Purchaser's execution and delivery of this Agreement has, been duly authorized by all requisite corporate action. This Agreement has been validly executed by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the satisfaction of the conditions contained in Articles VI and VIII hereof.

            (b) No Conflicts or Violations. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Purchaser do not and will not: (i) conflict with or result in a breach of the Certificate of Incorporation or by-laws of Purchaser; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Purchaser is a party or by which Purchaser or its assets or properties may be bound.

            (c) Consents. No notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby.

            (d) Brokers. Purchaser has incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

      5.2 "AS IS" Purchase. Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in Sections 3.3(b) and 8.6 and in Article IV herein, (i) Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets, and (ii) Purchaser accepts the Acquired Assets "AS IS," "WHERE IS," and "WITH ALL FAULTS."

      5.3 Unless otherwise specifically provided herein, Purchaser's representations and warranties in this Article 5 shall expire on that date that is six (6) months after the Closing Date.

                                   ARTICLE VI

                      COVENANTS OF SELLER AND/OR PURCHASER

      6.1 Consents and Approvals. Subject to the provisions of Section 3.8 above and subsection (b) below, Seller and Purchaser shall each use their commercially reasonable best efforts (i) to obtain all consents and approvals, as reasonably requested by Purchaser and Seller, to more effectively consummate the purchase and sale of the Acquired Assets and the assumption and assignment of the Assumed Contracts, Assumed Leases, and Assumed Obligations, as applicable, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, (ii) to make, as reasonably requested by Purchaser and Seller, all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Purchaser and/or Seller or any of their respective affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby, and (iii) to obtain, as reasonably requested by Purchaser and Seller, all required consents and approvals (if any) to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor; provided that Seller shall not be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchaser advances any and all fees and other charges imposed by any applicable authority or other Person in connection with such filing, transfer or other requested action. Subject to the provisions of Section 3.8 and this Section 6.1(a), in the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Purchaser and Seller shall continue to use such reasonable efforts in cooperation with the other after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things reasonably necessary to give Purchaser the benefits which would be obtained under such Permits.

      6.2 Confidentiality and Use of "Big Party" Name.

            (a) Seller acknowledges that it has a special knowledge of the Business and the proprietary and confidential information included in the Acquired Assets, and that Purchaser is making a considerable investment in the Acquired Assets from which investment Seller has benefited. In consideration of this Agreement and such investment and benefit, and as an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated herein, Seller agrees that, for a period of three (3) years after the Closing Date, it will not, directly or indirectly in one or a series of transactions, disclose in violation of this Agreement to any person (other than any of Seller's officers, directors, employees, advisors or affiliates), or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, Confidential Information (as defined below) and Seller shall use its reasonable efforts to direct all persons or entities to whom any Confidential Information has been disclosed without violation hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby; provided however, Seller shall be deemed to have used such reasonable efforts, as required by this Section 6.2, by the issuance by Seller of a memorandum, substantially in the form annexed hereto as Exhibit 6.2, to each of the Seller's officers, directors and employees. "Confidential Information" means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, know-how, trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phrase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of Seller specifically relating to the Business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Seller in breach of this Paragraph. Seller shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Seller shall provide Purchaser with prompt notice of such requirement, prior to making any disclosure, so that Purchaser may seek an appropriate protective order, and shall cooperate with Purchaser, at Purchaser's expense, in connection therewith. Notwithstanding anything to the contrary in this Agreement, Seller shall not be deemed to be in default under this Section 6.2 or any other provision of this Agreement by reason of any information which Seller may reasonably deem appropriate to disclose in the continuing administration of the Chapter 11 Cases.

            (b) For a period of two (2) years following the Closing Date, Seller agrees that it will not, without the express prior written approval of Purchaser
(i) directly or indirectly recruit, solicit or otherwise induce or influence any Hired Employee, sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one (1) year period immediately preceding the Closing Date a business relationship with Seller relating to the Business, to discontinue, reduce or adversely modify such employment, agency or business relationship with Purchaser as it relates solely to the Business, or (ii) only to the extent competitive with the Business as conducted on the Closing Date, employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by Purchaser. Notwithstanding the foregoing, nothing herein shall prevent an officer of Seller from providing a letter of recommendation to an employee with respect to a future employment opportunity.

            (c) For a period of three (3) years following the Closing Date, Seller agrees that it will not without the express prior written approval of Purchaser, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of Purchaser to discontinue, reduce or modify such business relationship with Purchaser to the extent such business relationship pertains to the Business.

            (d) Seller agrees that the violation or threatened violation of any of the provisions of this Section 6.2 by it shall cause immediate and irreparable harm to Purchaser and that the damage to Purchaser will be difficult or impossible to calculate with precision. Therefore, in the event that Seller violates this Section 6.2, an injunction restraining Seller from such violation may be entered (upon proper proof) against the Seller, in addition to any other relief available to Purchaser.

            (e) If, at the time of enforcement of any provision of this Section 6.2, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.

            (f) This Section 6.2 applies only to the Seller and not to any other person, including, without limitation, any current officer, director, shareholder or employee of Seller.

            (g) Immediately following Closing, Seller shall change its corporate name to a name that does not include the words "Big Party," and shall discontinue use of the name "Big Party" in connection with all of its ongoing operations and activities.

      6.3 Referral of Business Opportunities. From and after the Closing Date, Seller shall use reasonable efforts to refer to Purchaser all incoming business inquiries, customer orders and other matters related to the Business, the Acquired Assets and the Assumed Obligations including, without limitation, all customer orders received by Seller via computer or other automated inventory control systems. To the extent customer orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to Purchaser or Purchaser's providers. Electronic delivery, if used, shall be by such method as shall be mutually agreed.

      6.4 Seller's Employees. Seller will provide reasonable assistance to facilitate Purchaser's hire of such of Seller's Employees as shall be designated by Purchaser at or prior to the Closing, consistent with Section 7.2 hereof.

      6.5 Purchaser's Access To Seller's Records. From and after Seller's execution and delivery of this Agreement, Seller shall continue to provide Purchaser (or its designated representatives) full and complete access, upon reasonable advance notice to Seller, to Seller's employees, books and records, corporate offices and other facilities for the purpose of conducting such additional due diligence as Purchaser deems appropriate or necessary, in its discretion, in order to facilitate Purchaser's efforts to consummate the transaction provided for herein. Seller hereby covenants and agrees to reasonably cooperate with Purchaser in this regard. Following Closing and through December 31, 2000, Seller will provide to Purchaser and its accountants access to its books and records for the years 1997 through 2000 as related to the Business for review and audit purposes, such review and audit to be conducted at Purchaser's expense, and Seller shall cooperate and use its reasonable efforts to have its accountants to cooperate therewith (at Purchaser's expense) and make their work papers available for this purpose.

      6.6 Seller's Remaining Current on Obligations. Through the Closing Date, subject to the terms of the any applicable Order of the Bankruptcy Court, Seller shall remain current under all Leases and Contracts deemed a part of the Business, or shall take such other actions as are necessary to prevent such Leases and Contracts from being terminated prior to Purchaser's taking action under the Contract Rejection Option, so as to ensure that Purchaser may acquire such assets (or otherwise use same under Section 2.2(b) hereof) at Closing free and clear of any and all pre-Closing claims.

      6.7 COBRA and WARN Act Obligations. Through and after the Closing Date, Seller shall comply with its COBRA and WARN ACT obligations, if any.

      6.8 Payment of Cure Amounts. Seller shall timely, in the manner provided for in the Sale Order, (a) pay the Cure Amounts due under the Assumed Contracts, including, without limitation, any amounts assessed by any landlord under any Assumed Lease following Closing with respect to Seller's occupancy and rental of the Acquired Locations prior to Closing and (b) restore any deficiencies in Lease Deposits under Assumed Leases.

      6.9 Termination of Hired Employees. Contemporaneously with the Closing, Seller shall terminate all Employees whom Purchaser has designated as Hired Employees. Except for the obligations with respect to the Hired Employees expressly assumed by Purchaser under Section 2.4(b), Seller shall be solely liable for all termination payments and obligations to such Hired Employees, including, without limitation, any severance and other costs and expenses incurred or to be incurred in connection with such termination.

      6.10 Reporting Obligations. Following Closing, Seller shall provide to Purchaser all information regarding sales at the Acquired Locations and other matters relevant to Purchaser's fulfillment of its obligations under the Assumed Leases.

      6.11 Payment of Fees for Inventory Valuation. Seller and Purchaser shall each bear fifty percent (50%) of the fees and other costs and expenses for the Inventory Valuation relating to the Acquired Assets. Any payments made by Purchaser on Seller's behalf shall be an adjustment to the Purchase Price, as provided for in Section 3.3(a) hereof.

      6.12 Duration of Covenants. The covenants set forth in Sections 6.3 and
6.4 shall lapse at, and be of no further force and/or effect on that date which is six (6) months after the Closing Date. The covenant set forth in Section 6.6 shall lapse at, and be of not further force and/or effect following the Closing Date. All other covenants in this Article 6, not specifically limited herein, shall survive, without limitation, the Closing Date.

                                   ARTICLE VII

                             COVENANTS OF PURCHASER

      7.1 Assumed Obligations. Subsequent to the Closing, Purchaser agrees to assume and perform the Assumed Obligations.

      7.2 Employees. Information regarding the employees with respect to the Business ("Employees") has been provided by Seller to Purchaser. Upon the occurrence of the Closing, Purchaser shall offer to those Employees it selects continued at will employment by Purchaser in accordance with the standard personnel policies of Purchaser in connection with the business operations related to the Acquired Assets. Employees who accept offers of employment made by Purchaser pursuant to this Section 7.2 shall be referred to hereinafter as the "Hired Employees." In addition to its obligations under Section 6.9 hereof, Seller shall assist Purchaser in effecting the change of employment of the Hired Employees as of the Closing in an orderly fashion. Nothing herein expressed or implied shall confer upon any Employee of Seller, any Hired Employee, any other employee or any legal representative thereof any additional rights or remedies, including any additional right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Seller shall be solely responsible for compliance with its WARN Act or COBRA obligations, as and to the extent applicable.

      7.3 Waiver of Claims. Following Closing, Purchaser shall take all actions it deems appropriate and sufficient to waive and release with prejudice the Recovery Claims.

      7.4 Reasonable Access to Records and Certain Personnel. Following consummation of the Closing, so long as such access does not unreasonably interfere with Purchaser's business operations, Purchaser shall permit Seller's employees, agents, counsel and other professionals employed in the Chapter 11 Case, or otherwise retained by Seller, reasonable access to the financial and other books and records relating to the Acquired Assets or the Business (whether in documentary or data form) for the purposes of facilitating the continuing administration of the Chapter 11 Case, preparing Tax Returns or responding to Tax related inquiries, and other such administrative activities, which access shall include the right of such professionals to copy, at the Seller's expense, such documents and records as it may request in furtherance of the purposes described above, subject in all respects to the provisions of Section 6.2 hereof. Purchaser may, in its discretion, move any or all of the books and records relating to the Acquired Assets and/or the Business to a location of its designation; provided, however, if Purchaser moves any such documents or records from their present location, Seller has the right to require Purchaser to copy and deliver to Seller or its professionals such documents and records as they may request, but only to the extent Seller or any such professional (i) furnishes Purchaser with reasonably detailed written descriptions of the materials to be so copied and (ii) Seller advances to Purchaser the costs and expenses thereof. The parties acknowledge that Seller shall have the right to retain any documents and records provided to it by Purchaser, subject in all respects to the provisions of Section 6.2 hereof. Following the Closing, Purchaser shall provide Seller and such of Seller's professionals as Seller shall have from time-to-time designated, with reasonable access to former management of the Business during regular business hours to assist Seller as set forth in this
Section 7.4, provided again that such access does not unreasonably interfere with Purchaser's business operations. Purchaser shall not dispose of any such documents and records except as shall be consistent with applicable law; provided, further, Purchaser shall provide Seller with reasonable advance written notice prior to the disposal of any such documents or records, together with the opportunity for Seller to preserve such documents or records at Seller's cost.

      Except for the covenant set forth in Section 7.2 above (to the extent that it is fully performed by Purchaser concurrently with or prior to the Closing), all of Purchaser's covenants set forth in this Agreement shall survive the Closing.

                                  ARTICLE VIII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

      8.1 Representations and Warranties True as of Both Present Date and Closing Date. Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the date of this Agreement, (except for such changes as are contemplated by the terms of this Agreement and except for representations and warranties which specifically relate to an earlier date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall also have complied in all material respects with all of its covenants and obligations hereunder which are to be completed or complied with at or prior to Closing.

      8.2 Bankruptcy Condition. The Sale Order shall (i) have been entered by the Bankruptcy Court, and (ii) not have been appealed or be subject to any pending appeal as of the Closing Date, and no stay with respect thereto (including any stay under Bankruptcy Rule 6004(g)) shall be in effect as of the Closing Date.

      8.3 No Material Adverse Change. The Purchaser being satisfied that there has been no material adverse change in any of the Acquired Assets, the Acquired Locations, the Assumed Contracts or the Business between the date hereof and Closing and no event shall have occurred which has materially impaired or might materially impair the ability of Purchaser to carry on the Business at the Acquired Locations and Headquarters after the Closing substantially as such Business was conducted as of the date hereof.

      8.4 Audit. Purchaser's accountants, in consultation with Seller's accountants, shall have confirmed in writing their ability to perform and complete an audit of the Business and Acquired Assets to be acquired by Purchaser hereunder, for the periods 1997 through 2000, in accordance with applicable Regulations of the Securities and Exchange Commission within 70 days after the Closing Date.

      8.5 Ordinary Course Operations. From and after the date of the parties' execution and delivery hereof, Seller shall have continued to operate the Business in the Ordinary Course of Business.

      8.6 Delivery of Acquired Assets. At Closing, Seller shall deliver possession of all Acquired Assets to Purchaser, in good operating order and condition and in all events in compliance with the provisions of the Leases, reasonable wear and tear excepted. If Seller is unable to made delivery of any portion of the Acquired Assets as required hereunder, including without limitation as a result of fire or casualty, taking or other events, actions, court orders or other circumstances, Purchaser may, in its sole discretion, elect to accept delivery of the remaining Acquired Assets and an equitable adjustment to the Purchase Price shall be made; without limitation, if Seller is unable to deliver to Purchaser any Acquired Location, the Headquarters or any Assumed Contracts at Closing, Purchaser shall be entitled to a Purchase Price adjustment equal to the Adjustment Amount for each Acquired Location and $250,000 for the Headquarters, and Purchaser shall not be required to purchase or assume Inventory, Contracts and Fixtures and Equipment relating to such locations. In no event shall Seller assign less than thirty (30) Acquired Locations to Purchaser.

      8.7 Bankruptcy Court Approval. Entry of one or more orders of the Bankruptcy Court (each a "Sale Order"), inter alia, approving the sale, assignment, transfer and conveyance of the Acquired Assets to Purchaser, pursuant to the terms of this Agreement. The Sale Order must be in form and content reasonably satisfactory to the Purchaser and at a minimum contain the following: (i) a finding that the Acquired Assets shall be sold to Purchaser free and clear of all liens, claims and encumbrances of whatever kind or nature pursuant to section 363(f) of the Bankruptcy Code, (ii) provision that the Purchaser is a good faith purchaser entitled to the protection of section 363(m) of the Bankruptcy Code, (iii) authorization for Seller's assumption and assignment to Purchaser of each of the Assumed Leases and Assumed Contracts,
(iv) the exemption of the transactions contemplated herein from certain taxes under section 1146(c) of the Bankruptcy Code, and (v) subject to Section 3.5 hereof as concerns the Accounting Firm, the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Seller and Purchaser, and further to hear and determine any and all disputes between Seller and/or Purchaser, as the case may be, and any non-Seller party to, among other things, any Assumed Contract or Assumed Lease, as applicable, concerning, inter alia, Seller's assumption and assignment thereof to Purchaser under this Agreement.

      8.8 Lease/Contract Assumption and Assignment. The Sale Order shall also approve and authorize the assumption and assignment of the Assumed Leases over which the Bankruptcy

Court has jurisdiction. The Sale Order shall also provide that, and if and to the extent necessary the Assumed Leases and Assumed Contracts shall be deemed modified to provide that, (i) all the Assumed Leases are in full force and effect, (ii) the assumption and assignment shall be free and clear of any claims of defaults, (iii) Seller shall be responsible for curing any and all defaults which may exist at the time of assignment and restoring any deficiencies in Lease Deposits under the Assumed Leases, (iv) the Assumed Leases shall be transferred free and clear of all liens, claims and encumbrances, (v) the Purchaser may conduct business at any Acquired Location(s) under the "iParty" and/or "iParty.com" tradenames, (vi) all references in the Assumed Leases to "Big Party" or "Tenant" or "Lessee" shall thereafter mean and refer to Purchaser, (vii) Purchaser may change its signs and perform alternations and remodeling to the extent permitted in the applicable lease or as may be consistent with Purchaser's method of conduct of business under its tradenames, and (viii) the assumption and assignment contemplated hereunder are otherwise permitted.

      8.9 Sale Order Deadline. Except as otherwise provided in Section 10.1 hereof, the Sale Order shall be entered on or before August 8, 2000.

      8.10 Closing Deadline. The Closing shall have occurred on or prior to August 18, 2000, time being of the essence.


                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

      9.1 Representations and Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement, and except for representations and warranties which specifically relate to an earlier date) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date. Purchaser shall also have complied with all of its covenants and obligations hereunder which are to be completed or complied with at or prior to Closing.

      9.2 Bankruptcy Condition. The Sale Order (i) shall have been entered by the Bankruptcy Court, and (ii) shall not have been appealed or be subject to any pending appeal as of the Closing Date, and no stay with respect thereto (including any stay under Bankruptcy Rule 6004(g)) shall be in effect as of the Closing Date.

                                    ARTICLE X

                                     CLOSING

      10.1 Closing. Unless otherwise mutually agreed by Purchaser and Seller, the Closing shall take place no later than August 18, 2000 on a date mutually agreed upon by the parties, provided that the parties shall use their commercially reasonable efforts to effect the Closing on August 11, 2000.

      10.2 Deliveries by Seller. At the Closing, Seller will deliver, in addition to the other documents contemplated by this Agreement, the following to
Purchaser: (a) a Bill of Sale ("Bill of Sale") in form and content mutually satisfactory to Purchaser and Seller; (b) an Assignment and Assumption ("Assignment and Assumption") in form and content mutually satisfactory to Purchaser and Seller; (c) a Trademark Assignment in form and content mutually satisfactory to Purchaser and Seller; (d) with respect to each vehicle comprising part of the Acquired Assets, an original Certificate of Title (or, if unavailable, a mutually satisfactory substitution therefor), with the assignment portion completed and signed by Seller; and (e) such other and additional documents of transfer that may be reasonably requested by Purchaser (and/or any Permitted Designee thereof).

      10.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following: (a) the Purchase Price payable pursuant to and in accordance with
Section 3.1 and Section 3.2; and (b) duly-executed originals of the Assignment and Assumption.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 Expenses. Subject to (i) Sections 3.3(a) hereof (with respect to the sharing of the cost of the Inventory Valuation) and (ii) Section 3.5 hereof (with respect to the sharing of the cost of the Accounting Firm), each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

      11.2 Amendment. This Agreement may be amended, modified or supplemented but only in a writing signed by all of the parties hereto.

      11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telecopy or other wire transmission

(provided that a copy of such transmission is simultaneously deposited in the manner provided in clause (iv) below), (iii) one Business Day after being delivered to a nationally known commercial courier service providing next day delivery service (such as Fed Ex), or (iv) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

            (A) If to Seller, addressed as follows:

                  The Big Party Corporation
                  1457 VFW Parkway
                  West Roxbury, MA 02132
                  Attn: Robert Trabucco, CEO
                  Tel:  (617) 323-0822
                  Fax:  (617) 323-5073


                  With copies to:

                  Traub, Bonacquist & Fox L.L.P.
                  655 Third Avenue
                  New York, NY  10017
                  Attn: Paul Traub, Esq.
                  Tel:  (212) 476-4770
                  Fax:  (212) 476-4787


            (B) If to Purchaser, addressed as follows:

                  iParty Retail Store Corp.
                  130 West 30th Street
                  New York, NY  10001
                  Attn: Sal Perisano, CEO
                  Tel:  (212) 609-4300
                  Fax:  (212) 609-4333

                  With copies to:

                  Posternak, Blankstein & Lund, L.L.P.
                  100 Charles River Plaza
                  Boston, MA  02114
                  Attn: Donald H. Siegel, P.C.
                  Tel:  (617) 973-6100
                  Fax:  (617) 367-2315
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

      11.4 Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

      11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      11.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.7 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

      11.8 Applicable Law and Jurisdiction. SUBJECT TO ANY PROVISION IN THIS AGREEMENT AND ANY ANCILLARY DOCUMENT, TO THE CONTRARY, THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (COLLECTIVELY, "ANCILLARY DOCUMENTS") SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASER AND SELLER FURTHER AGREE THAT SUBJECT TO SECTION 3.5 HEREOF THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT; AND/OR (ii) THE ACQUIRED ASSETS AND/OR ASSUMED OBLIGATIONS AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH JURISDICTION.

      11.9 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) iParty may assign any of its rights hereunder to any affiliates or wholly-owned subsidiaries (a "Permitted Designee") (and upon such designation as a Permitted Designee hereunder, such Permitted Designee shall become obligated to perform any and all obligations arising hereunder in respect of that portion of the Acquired Assets and Assumed Obligations allocable thereto; provided, however, that iParty shall remain obligated to perform the obligations of "Purchaser" hereunder, in the event any Permitted Designee thereof fails to perform any obligation arising under this Agreement required of it as a "Purchaser" hereunder, and (ii) Purchaser may grant a security interest in its rights and interests hereunder to its third-party lender(s). Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right.

      11.11 Tax Matters.

            (a) Purchaser shall make available to Seller, and Seller shall make available to Purchaser, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Seller or Purchaser, as the case may be, and (ii) such records as Seller or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Seller or Purchaser was included.

            (b) Purchaser shall be responsible for the timely payment of all sales, use, transfer (including, without limitation, documentary transfer, stamp and like taxes) and similar taxes payable in connection with the consummation of the transactions contemplated by this Agreement; provided, however, the Sale Order shall contain a provision that the Seller's sale, transfer, assignment and conveyance of the Acquired Assets to Purchaser hereunder shall be entitled to the protections afforded under section 1146(c) of the Bankruptcy Code.

            (c) Notwithstanding anything herein to the contrary, as soon as practicable following the Closing but in any event within thirty (30) days after Closing, Purchaser and Seller shall for United States income tax purposes agree to an allocation of the Purchase Price (and other capitalized costs) among the Acquired Assets, subject to the provisions of Section 1060 of the Code.

      11.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein unless the substance and applicability of such exception is reasonably apparent from the disclosure contained in the Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

      11.13 Entire Understanding. This Agreement, together with the Agency Agreement and the Ancillary Documents set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby, and this Agreement, the Agency Agreement and such Ancillary Documents hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement, in the Agency Agreement or in any Ancillary Document hereto.

      11.14 Broker Commission Indemnity. Purchaser and Seller agree that if any claims for commissions, fees, or other compensation, including, without limitation, brokerage fees, finders fees, or commissions are ever asserted against Purchaser or the Seller in connection with the transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party(ies) entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

[SIGNATURES APPEAR ON NEXT PAGE]





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



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                    PURCHASER:

                                    iPARTY RETAIL STORE CORP.


                                    By:  /s/ Sal Perisano
                                         --------------------------------
                                         Name:  Sal Perisano
                                         Its:   Chief Executive Officer

                                    SELLER:

                                    THE BIG PARTY CORPORATION
                                    Debtor and Debtor-in-Possession

                                    By:  /s/ Robert Trabucco
                                         -------------------------
                                         Name: Robert Trabucco
                                         Title: Chief Executive Officer





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



                                   SCHEDULE A

                           LIST OF ACQUIRED LOCATIONS

Wallingford 39
Enfield 14
Southington 10
Manchester 16
W. Hartford 11
St. Pete 25
Clearwater 27
Sarasota 28
Bellingham 18
Walpole 46
Burlington 13
N. Dartmouth 30
Chelmsford 34
Shrewsbury 06
Quincy 05
Avon 22
S. Weymouth 21
W. Roxbury 01
Auburn 41
Pembroke 36
S. Attleboro 15
Raynham 26
Medford 17
E. Longmeadow 09
Saugus 02
Natick 04
S. Portland 19
Nashua DW 47
Nashua 43
Portsmouth 44
Cranston 12
E. Providence 35
N. Providence 40